Exhibit 10.1

FOCUS GOLD CORPORATION

This Agreement is made effective as of June 1, 2013 by and between FOCUS GOLD CORPORATION, of 4695 MacArthur Court, Suite 1430, Newport Beach, California 92660, and Victoria J. Blackburn, of P. O. Box 20238, Wickenburg, Arizona 85358.

In this Agreement, the party who is contracting to receive services shall be referred to as "FOCUS GOLD CORPORATION", and the party who will be providing the services shall be referred to as "Victoria J. Blackburn".

Victoria J. Blackburn has a background in Real Estate Broker and Mining Evaluations and is willing to provide services to FOCUS GOLD CORPORATION based on this background. FOCUS GOLD CORPORATION desires to have services provided by Victoria J. Blackburn.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on June 01, 2013, Victoria J. Blackburn will provide the following services (collectively, the "Services"): Consulting, Research, Review and Assessment of Technical Reports of Mining Properties, and of the Mining Property, along with comparables of said properties.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Victoria J. Blackburn shall be determined by Victoria J. Blackburn. FOCUS GOLD CORPORATION will rely on Victoria J. Blackburn to work as many hours as may be reasonably necessary to fulfill Victoria J. Blackburn's obligations under this Agreement.

3. PAYMENT. FOCUS GOLD CORPORATION will pay a fee to Victoria J. Blackburn for the Services in the amount of $20,000.00 per month in cash or stock for a period of three months. This fee shall be payable in a lump sum As services are completed as required for certain properties by Focus Gold Corporation in numerous area.

4. EXPENSE REIMBURSEMENT. Victoria J. Blackburn shall submit an approximate pre approval of expenses, and shall be entitled to reimbursement from FOCUS GOLD CORPORATION.

5. NEW PROJECT APPROVAL. Victoria J. Blackburn and FOCUS GOLD CORPORATION recognize that Victoria J. Blackburn's Services will include working on various projects for FOCUS GOLD CORPORATION. Victoria J. Blackburn shall obtain the approval of FOCUS GOLD CORPORATION prior to the commencement of a new project.

6. TERM/TERMINATION. This Agreement shall be effective for a period of six month, and shall automatically renew for successive terms of the same duration, unless either party provides 30 days notice days written notice to the other party prior to the termination of the applicable initial term of renewal term.

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7. RELATIONSHIP OF PARTIES. It is understood by the parties that Victoria J. Blackburn is an independent contractor with respect to FOCUS GOLD CORPORATION, and not an employee of FOCUS GOLD CORPORATION. FOCUS GOLD CORPORATION will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Victoria J. Blackburn.

8. DISCLOSURE. Victoria J. Blackburn is required to disclose any outside activities interests, that conflict or may conflict with the best interests of FOCUS GOLD CORPORATION. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to any activity that Victoria J. Blackburn may be involved with on behalf of FOCUS GOLD CORPORATION

9. INJURIES. Victoria J. Blackburn acknowledges Victoria J. Blackburn's obligation to obtain appropriate insurance coverage for the benefit of Victoria J. Blackburn (and Victoria J. Blackburn's employees, if any). Victoria J. Blackburn waives any rights to recovery from FOCUS GOLD CORPORATION for any injuries that Victoria J. Blackburn (and/or Victoria J. Blackburn's employees) may sustain while performing services under this Agreement and that are a result of the negligence of Victoria J. Blackburn or Victoria J. Blackburn's employees.

10. INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, "Intellectual Property"):a. Consultant's Intellectual Property. Victoria J. Blackburn does not personally hold any interest in any Intellectual Property.

11. CONFIDENTIALITY. FOCUS GOLD CORPORATION recognizes that Victoria J. Blackburn has and will have the following information:

- process information

- trade secrets

- technical information

- customer lists

- product design information

- Properties and information about properties.

- product design information

and other proprietary information (collectively, "Information") which are valuable, special and unique assets of FOCUS GOLD CORPORATION and need to be protected from improper disclosure. In consideration for the disclosure of the Information, FOCUS GOLD CORPORATION agrees that Victoria J. Blackburn will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any information to any third party without the prior written consent of Victoria J. Blackburn. FOCUS GOLD CORPORATION will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

12. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement for a period of three months.

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13. NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of FOCUS GOLD CORPORATION that need to be protected from disclosure, and in consideration of the disclosure of the Information.

14. RETURN OF RECORDS. Upon termination of this Agreement, Victoria J. Blackburn shall deliver all records, notes, data, memorandum, models, and equipment of any nature that was acquired/purchased by FOCUS GOLD CORPORATION during term of this contract in Victoria J. Blackburn's possession or under Victoria J. Blackburn's control and that are FOCUS GOLD CORPORATION'S property.

15. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for FOCUS GOLD CORPORATION:

FOCUS GOLD CORPORATION

Mr. Gordon F. Lee

Director

51033 N. 330th Avenue

Wickenburg, Arizona 85390

IF for Victoria J. Blackburn:

Victoria J. Blackburn

P. O. Box 20238

Wickenburg, Arizona 85358

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

17. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

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19. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

20. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Nevada.

Party receiving services:

FOCUS GOLD CORPORATION

/s/ Gordon F Lee

Mr. Gordon F. Lee

Director

Party providing services:

/s/ Victoria J. Blackburn

Victoria J. Blackburn

Principal

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